Exhibit 99.1

PRESS RELEASE

ESCALADE ANNOUNCES DIVIDEND OF $0.07 PER SHARE

Evansville, IN (March 5, 2012) -- Escalade, Inc. (NASDAQ: ESCA) announced that its Board of Directors authorized the payment of dividends of seven cents ($0.07) per share payable April 16, 2012, to all shareholders of record on April 6, 2012.

Additionally, the Board of Directors declared its intention to consider paying dividends on a quarterly basis in the future. These future dividend payments will be determined and declared at the Board’s discretion.

"This dividend of $0.07 per share reflects our confidence in the strength of our cash flows and the expected long-term growth of our Company," stated Robert J. Keller, President and Chief Executive Officer of Escalade, Inc. “We are confident that the cash flow in 2012 will be equally as strong and will adequately support payment of dividends as well as our operating capital requirements."

Escalade is a quality manufacturer and marketer of sporting goods and information security/print finishing products sold worldwide. To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Deborah Meinert, Vice President and CFO at 812/467-4449 or Robert J. Keller, President and CEO at 812/467-4449.

This press release contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties.  These risks, include, but are not limited to, the impact of competitive products and pricing, product demand and market acceptance, Escalade’s ability to successfully integrate the operations of acquired assets and businesses, new product development, the continuation and development of key customer and supplier relationships, Escalade’s ability to control costs, general economic conditions, fluctuations in operating results, changes in foreign currency exchange rates, changes in the securities market, Escalade’s ability to obtain financing and to maintain compliance with the terms of such financing, and other risks detailed from time to time in Escalade’s filings with the Securities and Exchange Commission.  Escalade’s future financial performance could differ materially from the expectations of management contained herein.  Escalade undertakes no obligation to update these forward-looking statements after the date of this report.